Exhibit 2.2
                                    6 pages

                                 April 15, 1997

                               NOTICE OF VARIATION
                                     of the
                           OFFER TO PURCHASE FOR CASH
                           all of the Common Shares of
                            MERFIN INTERNATIONAL INC.
                                   at price of
                         Cdn. $6.00 per Common Share by
                            BUCKEYE ACQUISITION INC.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, manager, lawyer or other professional advisor.

April 15, 1997

                               NOTICE OF VARIATION
                                     of the
                           OFFER TO PURCHASE FOR CASH
                           all of the Common Shares of
                            MERFIN INTERNATIONAL INC.
                                   at price of
                         Cdn. $6.00 per Common Share by
                            BUCKEYE ACQUISITION INC.

      The Offeror hereby gives notice that it is amending and varying its Offer by extending the time for acceptance of the Offer.

      The Offer, as amended by this Notice of Variation, is open for acceptance until 5:00 p.m. (Vancouver time) on April 29, 1997, unless extended or withdrawn.

      Questions and requests for assistance may be directed to the Dealer Manager or the Depositary. Additional copies of this Notice of Variation, the Offer, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery may be obtained without charge on request from such persons at their respective offices shown on the back cover of this document.

                      The Dealer Manager for the Offer is:

                               TD SECURITIES INC.
                     NOTICE TO U.S. HOLDERS OF COMMON SHARES

      The Offer is made for the securities of a Canadian issuer and is subject to Canadian disclosure requirements. Shareholders should be aware that such requirements are different from those of the United States.

      The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some of its officers and directors are residents of Canada, that the experts and the Dealer Manager for the Offer are residents of Canada, and that all or a substantial portion of the assets of the Offeror and said persons are located outside the United States.

      Shareholders should be aware that the Offeror or its affiliates or associates, directly or indirectly, may bid for or make purchases of Merfin International Inc. securities subject to the Offer during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.

     All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

                                      2.2-1

                               NOTICE OF VARIATION

To:  THE HOLDERS OF COMMON SHARES OF MERFIN INTERNATIONAL INC.

      This Notice of Variation amends and supplements the Offer and Circular dated March 25, 1997 (the "Original Offer") of the Offeror pursuant to which the Offeror is offering to purchase all of the issued and outstanding Common Shares, together with associated Poison Pill Rights. Unless the context otherwise requires, terms denoted by initial capital letters and not defined herein have the meanings set forth in the Original Offer.

      Except as set forth in and as amended by this Notice of Variation, the terms and conditions previously set forth in the Original Offer continue to be applicable in all respects. This Notice of Variation should be carefully read in conjunction with the Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery which have been previously mailed to registered Shareholders, holders of options or other rights to acquire or receive Common Shares and holders of Convertible Debentures.

      All references to the "Offer" in the Original Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation mean the Original Offer as hereby amended.

1.   Variation of Offer

     The Offeror has amended the Original Offer to extend the time for acceptance of the Offer until 5:00 p.m. (Vancouver time) on April 29, 1997, unless further extended or withdrawn. Accordingly, the Expiry Date is April 29, 1997 and the Expiry Time is 5:00 p.m. (Vancouver time) on the Expiry Date, or such other date or time to which the Offer may be extended from time to time pursuant to Section 4 of the Original Offer, "Extension and Variation of the Offer".

2.   Manner and Time of Acceptance

     The Offer is open for acceptance until the Expiry Time, unless further extended or withdrawn. Common Shares may be deposited pursuant to the Offer in accordance with the provisions of Section 2 of the Original Offer, "Manner and Time of Acceptance".

3.   Take-up and Payment for Deposited Common Shares

     The Offeror will take up and pay for the Common Shares deposited as provided in Section 5 of the Original Offer, "Take-up and Payment for Deposited Common Shares", but in any event, no later than as required by applicable securities law.

4.   Withdrawal of Deposited Common Shares

     All deposits of Common Shares pursuant to the Offer are irrevocable, provided that any Common Shares deposited in acceptance to the Offer may be withdrawn by or on behalf of the depositing Shareholder (unless otherwise required or permitted by law):

     (a)  at any time before the Expiry Time;

     (b) at any time before the expiration of the tenth day after the date upon which either (i) a notice of change is delivered in accordance with
          Section 10 of the Original Offer, "Notice", relating to a change which has occurred in the information contained in the Original Offer or in any notice of change or notice of variation delivered in connection therewith (except any change that is not within the control of the Offeror or an affiliate of the Offeror) that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, which change occurred prior to the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or (ii) a notice of variation concerning a variation in the terms of the Offer is delivered in accordance with
          Section 10 of the Original Offer, "Notice", unless such deposited Common Shares have been taken up by the Offeror at the date of such notice of change or variation, or in the case of a notice of

                                      2.2-2
          variation, unless the variation in the terms of the Offer consists solely of an increase in the consideration offered for Common Shares and the time for deposit is not extended for a period greater than 10 days or the variation in the terms of the Offer consists solely of the waiver of a condition in the Offer where the consideration offered for the Common Shares under the Offer consists solely of cash; and

     (c) at any time after May 9, 1997 provided that the Common Shares have not been taken up and paid for by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

     The withdrawal of deposited Common Shares must be made in accordance with the provisions of Section 6 of the Original Offer, "Withdrawal of Deposited Common Shares".

5.   Offeror's Response to Merfin's Recommendations

     The rejection of the Offer by Merfin's board is based upon expectations that the Offeror believes to be unrealistic. The Offeror believes that the actions of Merfin's board are not in the best interest of Merfin's Shareholders.

     From their initial contact with Merfin, representatives of the Offeror have indicated a willingness to negotiate an agreement with the management of Merfin which its board would be comfortable in favorably recommending to Merfin's Shareholders. However, the demand of Merfin's board that the Offeror first agree to commit not to make any Offer to Merfin's Shareholders without Merfin's board's approval and, initially, to commit not to acquire a competitor if its efforts to acquire Merfin are unsuccessful have prevented any meaningful dialogue between the parties. Additionally, Merfin's requirement that the Offeror submit an Offer acceptable to its board before the Offeror is allowed access to the same company information Merfin has shared with others, who have not been required to make an offer, continues to create a barrier to discussions between the parties. The Offeror believes meaningful discussions between the Offeror and Merfin's board are in the best interest of Merfin's Shareholders.

     Merfin's board has attacked the Offer as opportunistic and insufficient, and it has suggested that the Offer does not adequately reflect Merfin's value and growth prospects. The Offeror continues to believe its Offer is full and fair by any reasonable financial measure.

     The Offer represents a 45% premium over the 30-day weighted average market price prior to Merfin's March 17, 1997, announcement that Merfin had received an unsolicited expression of interest. Further, the Offer is equivalent to 35 times Merfin's reported 1996 earnings and 23 times analysts' estimated 1997 earnings. While increased earnings for Merfin have been forecast in the past, the company's actual earnings have remained stagnant at 16(cent) to 19(cent) per share for the last four years. In fact, despite management assurances as recently as June 21, 1996, that earnings would increase for 1996, earnings for that year ended lower than for both 1994 and 1995. On that same date, management also predicted earnings could run as high as $10 million in 1997, or about 50% more than current analyst estimates.

     Buckeye has made a strategic decision to enter the air-laid nonwovens business. The acquisition of Merfin represents only one avenue for this entry. Buckeye continues to pursue other alternatives, including strategically locating new production facilities closer to customer plants, which would mean, among other things, significantly lower freight costs for Buckeye than is possible with Merfin's facilities.

     Based on Buckeye's current negotiations with equipment suppliers for the installation of state-of-the-art greenfield capacity, the Offer represents a substantial premium to the replacement cost of Merfin's tangible assets, including Merfin's $66 million investment in its Irish facility.

     Merfin's   board  has   continued  to  speculate   about  future   business
possibilities, but it has refused to provide the Offeror with any concrete evidence to demonstrate the insufficiency of the Offer. Instead, it has, in the Offeror's opinion, arbitrarily and unreasonably enacted highly questionable barriers to the Offer by implementing a Shareholder Rights Plan ("Poison Pill") in response to the Offeror's interest in Merfin and inviting others, including, reportedly, Merfin's principal competitor, to review confidential information relating to Merfin which may harm the competitive position of Merfin and thus reduce its value.

     Concurrently with the mailing of this Notice of Variation, which has the effect of extending the Offer to a 35-day period, the Offeror has again requested the board of directors of Merfin to waive the application of the Poison Pill to the Offer, a Compulsory Acquisition and any Subsequent

                                      2.2-3

Acquisition Transaction. If Merfin's board fails to waive the application of the Poison Pill, the Offeror intends to initiate all reasonable actions to challenge
(i) the Poison Pill, (ii) Merfin's management's continued denial of pertinent Merfin information to the Offeror which Merfin's board is sharing with other potential bidders and/or (iii) any other action of Merfin's board which has the effect of impeding the right of Merfin's Shareholders to accept the Offer.

6. Amendments to the Original Offer, Letter of Transmittal and Notice of Guaranteed Delivery

     The Original Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are deemed to be amended as required to reflect the extension of time for deposit of Common Shares contemplated in this Notice of Variation.

7.   Satisfaction of a Condition to the Offer and Regulatory Matters

     Hart-Scott-Rodino Antitrust Improvements Act of 1976

     On April 9, 1997, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired in respect of the Offer. Accordingly, at the date hereof, the condition to the Offer described under paragraph (d) of Section 3 of the Original Offer, "Conditions of the Offer", has been satisfied.

8.   Statutory Rights

     Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Common Shares. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                                      2.2-4

                            APPROVAL AND CERTIFICATE

     The contents of the Offer, the Circular and this Notice of Variation have been approved, and the sending, communication or delivery thereof to the Shareholders of Merfin International Inc. has been authorized by the board of directors of Buckeye Acquisition Inc. The foregoing contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing do not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED: April 15, 1997



       (Signed) ROBERT E. CANNON                    (Signed) DAVID B. FERRARO
  President and Chief Executive Officer              Chief Financial Officer


                       On behalf of the Board of Directors



       (Signed) JOHN F. ANDERSON                    (Signed) PIERRE RAYMOND
                    Director                                    Director


                                      2.2-5

                Offices of the Depositary, Montreal Trust Company

                                     By Mail
                             Stock Transfer Services
                           1800 McGill College Avenue
                                    6th Floor
                                Montreal, Quebec
                                     H3A 3K9

                By Hand, Courier or and By Facsimile Transmission

         Montreal                  Vancouver                     Toronto
Stock Transfer Services     Stock Transfer Services      Stock Transfer Services
1800 McGill College Ave        510 Burrard Street          151 Front Street West
        6th Floor                   2nd Floor                    8th Floor
     Montreal, Quebec      Vancouver, British Columbia       Toronto, Ontario
         H3A 3K9                     V6C 3B9                      M5J 2N1
  Tel: (514) 982-7555         Tel: (604) 661-0222          Tel: (416) 981-9596
  Fax: (514) 982-7347         Fax: (604) 661-9480          Fax: (416) 981-9600


                             The Dealer Manager is:

                               TD Securities Inc.

                               55 King Street West
                                    7th Floor
                                   P.O. Box 1
                           Toronto Dominion Bank Tower
                             Toronto-Dominion Centre
                                Toronto, Ontario
                                     M5K 1A2
                               Tel: (416) 982-2865
                               Fax: (416) 982-4410

      Any questions and requests for assistance may be directed by Shareholders to the Dealer Manager or the Depositary at their respective telephone numbers and locations set out above.

                                     2.2-6